CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated October 17, 2002 except for Note 4 which is as of November 12, 2002, on the financial statements of Continental Ridge Resources Inc. for the years ended June 30, 2002 and 2001 in the Company’s Report on Form 20F. We also consent to application of such report to the financial information in the Report on Form 20F, when such financial information is read in conjunction with the financial statements referred to in our report.

Vancouver, Canada	“Morgan & Company”

January 23, 2003	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Suite 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1